FIRST AMENDMENT
                             TO THE
                      MAGMA COPPER COMPANY
               EXECUTIVE SUPPLEMENTAL BENEFIT PLAN


     Effective January 1, 1987, MAGMA COPPER COMPANY (the "Company") adopted the MAGMA COPPER COMPANY EXECUTIVE SUPPLEMENTAL BENEFIT PLAN (the "Plan") for the purpose of providing additional benefits to a select group of management or highly compensated employees of the Company. By this instrument, the Company desires to amend the Plan.

          1. This Amendment shall amend only the Sections of the Plan set forth herein, and those Sections not amended hereby shall remain in full force and effect.

          2. Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

               4.1. Early Retirement Supplement. In the event that a Participant shall retire before the first day of the month on or next following the Participant;s sixty-fifth (65th) birthday (the Participant's "Normal Retirement Date" under the Retirement Plan), but on or after reaching age fifty-five (55) and after having completed ten (10) or more years of Credited Service under the Retirement Plan, the Participant shall be entitled to a benefit under this Section 4.1. A participant;s entitlement to a benefit under this Section 4.1 will be evidenced by an agreement between the Company and the Participant, which agreement shall be executed by the parties prior to the date of the Participant's early retirement. The benefit under this Section 4.1 shall be a monthly benefit equal to the monthly benefit the Participant would have received under the Retirement Plan had the Participant's benefit been subject to:

               (a) A four percent (4%) per year reduction for each year of retirement before attainment of the age of sixty-five
     (65) years and after attainment of the age of fifty-five (55) years, rather than the six percent (6%) reduction for each year for such period, as provided under the Retirement Plan; and

               (b) If the Participant retires after attaining the age of sixty (60) years, but before being credited with thirty
     (30) or more years of service under the Retirement Plan, or retires after having been credited with thirty (30) or more years of service under the Retirement Plan but prior to attaining the age of sixty (60), a reduction equal to the lesser of (i) one-third of one percent (.3333%) for each month
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     of service less than three hundred sixty (360), or (ii) one-
     third of one percent (.3333%) for each month by which the date of early commencement of benefits precedes the date on which the Participant would have attained age sixty (60);

     less the Participant's actual early retirement benefit under the Retirement Plan. The amount payable under this Section
     4.1 shall be computed in the same manner as the Participant's early retirement benefit under the Retirement Plan (except for the percentage changes noted herein), in order to coordinate determination of estimated Social Security benefits, Credited Service, and Average Monthly Earnings under the Retirement Plan and this Plan. The benefit under this Section 4.1 shall be payable only during the life of the Participant. If the Participant's benefit under the Retirement Plan is payable in a life and surviving spouse benefit option manner, the benefit under this Section 4.1 shall be computed on the basis on which the Participant's Retirement Plan life annuity benefit would have been computed (had such a benefit been elected). No amount shall be payable under this Section 4.1 to a Participant who receives a benefit under the Retirement Plan on account of normal or late retirement. No amount shall be payable under this Section 4.1 to a Participant who separates from employment prior to becoming entitled to early retirement benefits under the Retirement Plan.

          3. Section 6.1 of the Plan is hereby amended in its entirety to read as follows:

               6.1. Post-Retirement Supplement. In the event that a Participant shall die following his early, normal or late retirement under the Retirement Plan, an amount shall be payable to the Participant;s surviving spouse under this
     Section 6.1.  The spouse's entitlement to a benefit under this
     Section 6.1 will be evidenced by an agreement between the Company and the Participant, which agreement shall be executed by the parties prior to the date of the Participant's retirement. The amount payable under this Section 6.1 shall be equal to sixty-six and two-thirds percent (66-2/3%) of the benefit payable to the retired Participant under the Retirement Plan computed as though the Participant's benefit under the Retirement Plan is payable in a straight-life only mode of payment. Such surviving spouse benefit shall be determined without regard to any benefit received by the retired Participant under Section 4.1 of this Plan, and without regard to any other amount being paid to such surviving spouse under this Plan or any other benefit plan of the Company, including, without limitation, the Survivor Benefit Plan. If the retired Participant was not legally married at the time of his death and the retired Participant and his spouse have not been continuously married for three hundred sixty-five (365) days prior to the date of the

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     Participant's death or was not eligible for or receiving
     retirement benefits under the Retirement Plan at the time of his death, no benefit shall be payable under this Section 6.1.

          4. Section 9.1 of the Plan is hereby amended in its entirety to read as follows:

               9.1. Spousal Claims. Any claim against benefits hereunder for child support, spousal maintenance or alimony shall be treated hereunder is accordance with applicable law.

          5. Section 9.4 of the Plan is hereby amended in its entirety read as follows:

               9.4 Acquisition of the Company. In the event that a Participant is discharged within one (1) year following acquisition of fifty percent (50%) or more of the issued and outstanding shares of stock of the Company by a single corporation or a group of affiliated companies, notwithstanding anything in Sections 4.2, 6.2 and 7.2, the Company will distribute to such Participant in a lump sum or through the acquisition of an annuity contract an amount actuarially equivalent to the value of any benefit under this Plan, other than any amount payable under Articles Five and Eight, to which the Participant would be entitled had he voluntarily separated from employment as of the date of his discharge. For purposes of determining the Company who is mutually acceptable to the Participant and the Company and shall use the actuarial assumptions used in computing the expense of benefits under this Plan for accounting purposes, and shall use such other necessary actuarial assumptions as such actuary shall determine to be reasonable and in common actuarial use. The determination of such actuary shall be binding and conclusive on both the Company and the Participant.

               In no event shall any distribution under this
     Section 9.4 commence, or, in the case of a lump sum distribution, occur, later than thirty (30) days following the date of the Participant's discharge.

          6. Section 10.2 of the Plan is hereby amended in its entirety to read as follows:

               10.2 Creditor Status. A Participant and his beneficiary or beneficiaries shall be general creditors of the Company with respect to the payment of any benefit under this Plan.

          7. The first paragraph of Section 11.1 of the Plan is hereby amended to read as follows:

               11.1 Plan Administrator. As of April 8, 1988, the Plan Administrator is Robert G. Lemons. In the event such Plan Administrator shall resign (or any members of a committee comprising the Plan Administrator shall resign) or if the Board shall seek to remove the Plan Administrator ( or any members of such committee), the Compensation Committee of the Board may appoint such successor or successors as shall be approved in writing by three-fourths (3/4) of the Participants in the Plan (as of such date). Members of the Board and/or Participants in the Plan may serve as the Plan Administrator (or as members of the committee serving as the Plan Administrator). In the event that the Plan Administrator shall be a single individual who is a Participant hereunder, any decisions of such Plan Administrator concerning his own benefits shall be subject to review by the Compensation Committee of the Board.

          8. The following paragraph is added to Section 11.2 of the Plan, at the present and end thereof, to read as follows:

               In no event shall the claims procedures set forth in this Section 11.2 be applied to modify either the manner of payment or the time of commencement of payment under the terms of this Plan.

          9. The following sentence is added to Section 11.5 of the Plan, at the present end thereof, to read as follows:

               In no event shall any procedure authorized by or described in this Section 11.5 be utilized to defer or accelerate the payment of benefits to which a Participant or his beneficiary is entitled under the terms of this Plan.

          10. Section 13.2 of the Plan is hereby amended in its entirety to read as follows:

               13.2 Termination. The Board may terminate or suspend this Plan in whole or in part at any time, but no such termination or suspension shall deprive a Participant, or person claiming benefits under this Plan through a Participant, of any benefit accrued under this Plan up to the date of suspension or termination. In the event the Plan is terminated, the Plan Administrator shall, in his discretion,
     (1) distribute to the Participant, in a lump sum, the actuarial equivalent of the value of all benefits to which the Participant or his beneficiary would have been entitled has the Participant separated from employment on the Plan termination date, or (b) direct the Company to provide for the payment, without modification as to the timing or manner of payment, of all benefits to which the Participant or his beneficiary would have been entitled hereunder had the Participant separated from employment on the Plan termination

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     date.  In no event shall any lump sum distribution be made in accordance with this Section 13.2, or in no event shall benefit payments otherwise commence under this Section 13.2, later than thirty (30) days following the Plan termination date.

          11.  This Amendment shall be effective January 1, 1989.
     Except as amended hereby, the Company ratifies the Plan.


DATED:  December 27, 1989




          MAGMA COPPER COMPANY

BY:  _________________________________________
     J. Burgess Winter
ITS: President & Chief Executive Officer